Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-65245, No. 333-65255, No. 333-31054, No. 333-37456, No. 333-43510, No. 333-62940, No. 333-62942, No. 333-62946, No. 333-62948, No. 333-86810 and No. 333-98547 of Entrust, Inc. on Forms S-8 of our report dated February 27, 2003, appearing in this Annual Report on Form 10-K of Entrust, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 15, 2004